Exhibit 99.1 - Press Release

OTC/BB SYMBOL: RSPO

                                                           September 13, 2010


Reshoot Production Company Signs Memorandum of Understanding with Mexican Grower to Purchase 58% Ownership & Announces Organic Fruits and Vegetables Can Be Produced at the Same Cost as Conventionally Grown Produce


Los Angeles, CA- September 13, 2010 - Reshoot Production Company   (OTCBB:
RSPO) announced today that it has entered into a Memorandum of Understanding with a Mexican Grower. Reshoot Production Company has signed a Memorandum of Understanding with Juan Jose Urias to acquire 58% interest in his 425 acre organic farm in Mexico. A definitive agreement is expected after an audit of the farm's value. It is estimated a 58% interest is valued at $997,600. Urias has tentatively agreed to accept 332,534 unregistered restricted common shares from Reshoot, in exchange for the 58% interest in the land. Urias has accounting records which validate his ability to grow USDA certified organic produce that can be profitably sold for the same price as conventional produce. After Reshoot enters into this definitive agreement, Urias has agreed to join Reshoot as the Director of Organic Technology and to develop organic farms that duplicate his success.

Conventional wisdom says that it costs more to grow organic fruits and vegetables, compared to the cost of growing with chemical pesticides, herbicides and fertilizers. Juan Jose Urias, a commercial-scale grower of tomatoes, peppers and cucumbers in Mexico has proven otherwise. For three years on more than 10 acres, Mr. Urias has grown USDA certified organic produce that can profitably sold for the same price as conventional (non-organic) produce. But why would Mr. Urias sell his organic tomatoes for a lower price? In truth, he did not. He sold them for the full organic price.

Enter Reshoot Production Company, with the goal of selling USDA certified organic produce for the same price as conventional fruits and vegetables. According to Marc Schechtman, Reshoot's Director of Planning. "Consumers buy conventional produce because certified organic produce costs more at the supermarket. But it doesn't have to". Many small scale organic farms have higher production costs, which justify higher selling prices. But a handful of larger commercial organic farms have the ability to manage their costs and to sell their organic produce for the same price as conventional fruits and vegetables. Until now, this was a closely held secret in the industry.

Reshoot plans to build Cravo retractable roof greenhouses on the Urias farm and in other locations to grow USDA certified organic produce that can be sold for the same price as conventional produce. The Cravo greenhouse uses "green" technology that strengthens the plants immune system. This technology has been shown to allow plants to thrive without the use of commercial chemicals. Additional benefits include reduced production costs, higher yields, increased shelf life of approximately 10 days for tomatoes and dramatic reduction in the use of water and fuel compared to open field farming.

Mr. Urias and Reshoot Production Company plan on developing and operating farms throughout North America to make organic produce affordable for the mass markets. Reshoot has a multi-year distribution agreement for produce sales with the Lipman Family Companies. (LFC) LFC is one of the largest grower distributors of fresh tomatoes in the USA and is also a shareholder in Reshoot Production Company.


About Reshoot Production Company

Reshoot Production Company (www.reshootproduction.com) is in the process of organizing a team of seasoned professionals to develop and operate greenhouse farms that will grow fresh fruits and vegetables without the use of dangerous chemicals. Produce from the Reshoot farms will be distributed by Custom Pak in the USA.


FORWARD-LOOKING STATEMENT

This press release contains forward-looking statements within the meaning of U.S. federal securities laws, that involve known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed or implied in this press release.


Contact:
For more information contact Investor Relations at Reshoot Production Company (http://www.reshootproductions.com) or call 213-236-3700.

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